EXHIBIT 10.1
SCHEDULE B

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
2007 PERFORMANCE GOALS AND AWARD SCHEDULE

Awards pursuant to the Plan will not be made unless the minimum performance goals set forth below are met.

Company Portion
2007 Earnings Per Share

	Threshold (0%)	Market/Budget Target (4%)	Stretch Target (8%)	Optimum (12%)
	$1.33	$1.38	$1.44	$1.49

Category	% of Base Salary
A	17.5%	35.0%	50%	60%
B	13.1%	24.1%	33.8%	40%
C	10.5%	17.5%	24%	28%
	Individual Portion
B & C	0%-10%	0%-15%	0%-20%	0%-20%

Parameters:

❑	No awards will be paid for performance under threshold EPS of $1.33.

❑
After the total Company Portion award is determined an additional 5% of the total is available for distribution to individuals in Categories B & C for Individual Performance up to Market/Budget Target. From Market/Budget Target to Stretch Target it increases to 10%. Above Stretch Target the pool will be 20%. These individual awards may not exceed 10%, 15%, or 20%, respectively, of the participant’s base pay. Category A participants are eligible for an additional award for individual performance not to exceed 20% of the participant’s Company Portion award. This award is determined solely by the Compensation Committee of the Board of Directors with ratification by the full Board and will only apply once EPS performance meets or exceeds the Market/Budget Target.

❑	Awards for performance between Threshold, interim Targets, and Optimum will be interpolated.

❑	Performance above Optimum will result in increased awards interpolated at one half the rate of increase between Stretch Target and Optimum.

❑	A participant must be continuously employed through award payment date to receive an award.

❑
In certain circumstances an individual participant’s performance may be determined to be inadequate and the participant would not receive any award under this plan, including the award calculated for company performance.

Individual Matching Account - For 2007 the Individual Matching Deferral Account will be established at 10% of each individual’s award as determined in the above schedule from Threshold to Market/Budget Target. The percentage will then increase to 20% from Market/Budget Target to Stretch Target. It will increase to 33% at Stretch Target and above.